For the six months ended (a) 11/30/96
File number (c)811-5206

                          SUB-ITEM 77C
           Submission of Matters to a Vote of Security
                             Holders

     A  Special Meeting of Shareholders was called
for   October  30,  1996.   At  such  meeting  the
shareholders approved the following proposals.

1.    Approval  that Edward D. Beach,  Stephen  C.
Eyre,  Delayne  D. Gold, Robert F. Gunia,  Don  G.
Hoff, Robert E. LaBlanc, Mendel A. Melzer, Richard
A.  Redeker, Robin B. Smith, Stephen Stoneburn and
Nancy  H.  Teeters are duly elected  to  serve  as
Directors of the Fund until the earlier  to  occur
of  (i)the next meeting of Shareholders  at  which
Directors  are  elected  and  until  his  or   her
successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy. All such elected Directors are all Directors currently in office.

2.    Approval that the proposed amendment of  the
Fund's fundamental investment restriction relating
to securities lending, as described in such Fund's
proxy   statement,  is  hereby  in  all   respects
approved..

                    Affirmative
Negative
                    votes cast               votes
cast
                    2,728,055           159,102

3. Approval that the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties, is in all respects hereby ratified, approved and confirmed.

                    Affirmative
Negative
                    votes cast               votes
cast
                    3,863,164           38,241